Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Conexant Systems, Inc. on Form S-3 of our report dated October 27, 2003, except for Note 18 as to which the date is November 3, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs referring to a restatement to report the June 27, 2003 spin-off of the Mindspeed Technologies business as discontinued operations and a change in accounting method), appearing in the Annual Report on Form 10-K of Conexant Systems, Inc. for the fiscal year ended September 30, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Costa Mesa, California
May 26, 2004